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                                 April 21, 2003
Aegis Assessments, Inc.
4100 Newport Place, Suite 660
Newport Beach, CA 92660

Re: Aegis Assessments, Inc.
Registration Statement on Form S-8 2002 Stock Option Plan

Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of the following:


     o 10,000,000 shares of common stock issuable under the Aegis Assessments, Inc. 2002 Stock Option Plan, options for 3,085,000 of which are currently granted;
     o 52,500 shares issued to Eric Johnson under Aegis Assessments, Inc.'s, Employment Compensation Plan and Mr. Johnson's written employment agreement dated April 1, 2002 and addendum thereto dated March 28, 2003;
     o 51,500 shares issued to Richard Reincke under Aegis Assessment, Inc.'s, Employment Compensation Plan and Mr. Reincke's written employment agreement dated May 1, 2002 and addendum thereto dated March 28, 2003;
     o 100,000 shares issued to Lars Johnson pursuant to a written consulting agreement dated October 15, 2002; and
     o 30,000 shares issued to Stephen Stubblefield pursuant to a written consulting agreement dated December 16, 2002,

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the aforementioned plans and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of Aegis Assessments, Inc.'s common stock. I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.


Very truly yours,


/s/MC Law Group

MC Law Group